Exhibit 99.1

FOR IMMEDIATE RELEASE November 10, 2011

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Third Quarter 2011 Results

CARLSBAD, Calif., November 10, — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the third quarter ended September 30, 2011.

“This quarter we had a net site gain of 6 compared to last quarter’s customer total and reduced our quarterly churn to its lowest quarterly level in two years.  On the product side, following the end of the quarter, our acquisition of the hosted live trivia event business Stump! Trivia will strengthen our in-venue offerings, expanding our customer base and attracting new customers and players,” said NTN Buzztime’s CEO Michael Bush. “Beyond adding new customers and in-venue entertainment, we are intensely engaged in initiatives that we hope will change the face of the Company by interacting more regularly and meaningfully with our nearly 4,000 Buzztime subscribing locations; exciting and engaging the 2 million registered Buzztime players in-venue, at home and on the road, and bringing together a network of game players to discuss our games, swap scores and share ideas.  As these initiatives develop we are confident that solid financial results will follow,” added Mr. Bush.

Results for the Third Quarter Ended September 30, 2011

Revenues for the third quarter of 2011 were $5.9 million, compared to revenues of $6.5 million for the same period of 2010.  The 10% decrease in revenue was the result of lower site count in the third quarter of 2011 than in the comparable 2010 period, together with lower revenues per site and lower advertising and other revenues.

The Company ended the third quarter of 2011 with 3,910 subscribing venues, compared to 4,015 at September 30, 2010, a decrease of 2.6%.  During the third quarter of 2011, installations were lower at 220 compared with 274 in the same quarter last year; however, terminations were also lower at 214 compared to 268.  Customer churn was 5.5% for the quarter, an improvement from 6.7% in the prior year period.

Total site counts and churn percentages	Q3 2011	Q3 2010	Increase (Decrease)
Site Count – Beginning of Quarter	3,904	4,009	(105)
Q3 Installations	220	274	(54)
Q3Terminations	(214)	(268)	(54)
Site Count - End of Quarter	3,910	4,015	(105)
Churn Percentage	5.5%	6.7%	(1.2)

Gross margin as a percentage of revenue increased to 78% in the third quarter of 2011, compared to 77% in the third quarter of 2010.  Direct costs decreased, primarily due to a decrease in service provider fees in turn due primarily to fewer service calls during the three months ended September 30, 2011 compared to the same period in 2010, and also a decrease in depreciation and amortization expense.

Selling, general and administrative expenses increased 11%, to $5.2 million for the three months ended September 30, 2011 from $4.7 million for the same period in 2010.  The increase in selling, general and administrative expenses was due to increased payroll and related expense of $268,000 primarily due to increased headcount and merit increases, increased marketing expenses of $202,000 primarily due to increased activities to support lead generation, new program launches and other promotional activity and increased professional fees of $149,000 primarily related to software development consulting and legal fees associated with the asset acquisition that was completed in October 2011.  These increases were offset by lower bad debt expense of $74,000 resulting from improved collection efforts and other miscellaneous net decreases of approximately $30,000.

Net loss for the third quarter of 2011 was $0.8 million, or $0.01 per share, compared to net income of $0.1 million or $0.00 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, November 10, 2011, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 24385586.

A replay of the call will be available until November 17, 2011, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 24385586 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by over 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,000,000 registered consumers and more than 50,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our acquisition, strengthening offerings, expanding customer base, new customers and players, other benefits of our products and services and the number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships, the impact of competitive products and pricing and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except par value amount)

	September 30, 2011	December 31, 2010
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$2,462	$3,906
Accounts receivable, net	516	549
Investment available-for-sale	—	184
Prepaid expenses and other current assets	506	588
Total current assets	3,484	5,227
Broadcast equipment and fixed assets, net	4,250	3,638
Software development costs, net	1,262	1,094
Deferred costs	1,171	839
Goodwill	1,221	1,261
Intangible assets, net	720	1,025
Other assets	89	41
Total assets	$12,197	$13,125

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,211	$874
Accrued compensation	990	628
Sales tax payable	752	856
Income tax payable	4	8
Obligations under capital leases—current portion	303	376
Deferred revenue	537	520
Other current liabilities	47	74
Total current liabilities	3,844	3,336
Obligations under capital leases, excluding current portion	148	105
Deferred revenue, excluding current portion	173	124
Deferred rent	645	—
Other liabilities	112	99
Total liabilities	4,922	3,664
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,907 and 60,751 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	304	304
Treasury stock, at cost, 503 shares at September 30, 2011 and December 31, 2010	(456)	(456)
Additional paid-in capital	116,399	116,114
Accumulated deficit	(109,672)	(107,284)
Accumulated other comprehensive income	699	782
Total shareholders’ equity	7,275	9,461
Total liabilities and shareholders’ equity	$12,197	$13,125

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$5,872	$6,505	$17,766	$18,967

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,312	1,522	4,244	4,589
Selling, general and administrative	5,180	4,665	15,386	14,481
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	175	163	504	508
Total operating expenses	6,667	6,350	20,134	19,578

Operating (loss) income	(795)	155	(2,368)	(611)
Other (expense) income, net	(5)	(16)	36	(73)
(Loss) income before income taxes	(800)	139	(2,332)	(684)
Provision for income taxes	(37)	(15)	(48)	(38)
Net (loss) income	$(837)	$124	(2,380)	$(722)

Net (loss) income per common share – basic	$(0.01)	$0.00	$(0.04)	$(0.01)
Net (loss) income per common share –diluted	$(0.01)	$0.00	$(0.04)	$(0.01)
Weighted average shares outstanding – basic	60,404	60,209	60,394	60,100
Weighted average shares outstanding –diluted	60,404	60,849	60,394	60,100

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine months ended September 30,
	2011	2010
Cash flows provided by operating activities:
Net loss	$(2,380)	$(722)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,313	2,406
Provision for doubtful accounts	(16)	232
Gain on contract termination	—	(11)
Stock-based compensation	242	209
Loss on sales of securities available-for-sale	30	—
Loss from disposition of equipment and capitalized software	164	265
Changes in assets and liabilities:
Accounts receivable	51	(76)
Prepaid expenses and other assets	32	(4)
Accounts payable and accrued expenses	461	(421)
Income taxes payable	(5)	(12)
Deferred costs	(333)	176
Deferred revenue	66	161
Deferred rent	76	—
Net cash provided by operating activities	701	2,203
Cash flows used in investing activities:
Capital expenditures	(1,302)	(992)
Software development expenditures	(760)	(707)
Proceeds from sales of securities available-for-sale	134	—
Trademark license	—	(35)
Net cash used in investing activities	(1,928)	(1,734)
Cash flows used in financing activities:
Proceeds from note payable	123	—
Principal payments on note payable	(4)	—
Principal payments on capital leases	(336)	(302)
Proceeds from exercise of stock options	36	61
Net cash used in financing activities	(181)	(241)
Net (decrease) increase in cash and cash equivalents	(1,408)	228
Effect of exchange rate on cash	(36)	(10)
Cash and cash equivalents at beginning of period	3,906	3,637
Cash and cash equivalents at end of period	$2,462	$3,855